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EXHIBIT 99

[CHILDREN'S COMPREHENSIVE SERVICES LETTERHEAD]

FOR IMMEDIATE RELEASE                           Contact: Donald B. Whitfield
                                                         Chief Financial Officer
                                                         (615) 383-0376


         CHILDREN'S COMPREHENSIVE SERVICES ACQUIRES OPERATOR OF 200-SEAT
                 EDUCATIONAL DAY TREATMENT PROGRAM IN CALIFORNIA
                                   ----------
                     SECURES NEW $40 MILLION CREDIT FACILITY


Nashville, Tennessee (December 4, 1998) - Children's Comprehensive Services, Inc. ("CCS") (Nasdaq/NM:KIDS) today announced that it has acquired Somerset Educational Services, the operator of a 200-seat educational day treatment program in Riverside County, California. Included in the acquisition, consideration for which was approximately $9.5 million in cash and the assumption of approximately $1.0 million in debt, is a 24,000 square foot facility in Riverside County that provides the capacity for CCS to pursue the expansion of the program to 250 seats. At current capacity, the program is expected to generate approximately $6 million in annual revenue.

         William J Ballard, Chairman and Chief Executive Officer of CCS, commented, "Somerset Educational Services has developed a strong reputation for high quality special education programming. We expect this transaction, which is CCS's second major acquisition thus far in fiscal 1999, to enhance our presence in Southern California. It is also another example of the continuing opportunities we see to consolidate the market for services to at-risk youth through the acquisition of well-run providers that bring new customers to CCS, broaden its product line or expand its geographic presence."

         CCS also announced that it has secured a new $40 million credit facility from SunTrust Bank, Nashville, N.A. and First American National Bank. The new facility, which replaces CCS's existing $23 million facility with First American, includes a seven-year, fixed-rate term loan for $15 million and a three-year revolving credit loan for $25 million.





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         "We are pleased to announce the Company's new credit facility."  said
Mr. Ballard. "We have had a productive investment banking relationship with SunTrust Equitable Securities, and we are now benefitting from the commercial banking capabilities SunTrust also provides. In addition, the transaction extends CCS's long-term relationship with First American. With this facility in place, we are confident of our ability to finance our internal growth strategies."

         To take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that this release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Actual operations and results may differ materially from those expressed in the forward-looking statements made by the Company. Please refer to CCS's filings with the Securities and Exchange Commission for additional information. The Company disclaims any intent or obligation to update these forward-looking statements.

         Children's Comprehensive Services provides education, treatment and juvenile justice services for at-risk and troubled youth either directly or through management contracts. It currently offers these services through the operation and management of nonresidential specialized education programs and day treatment programs and both open and secured residential treatment centers in Alabama, Arkansas, California, Florida, Kentucky, Louisiana, Michigan, Montana, Pennsylvania, Tennessee, Texas and Utah.


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